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                                                                  EXHIBIT 99.3

                                 PROMISSORY NOTE


AUGUST 25, 1999                                                    $675,000.00


         FOR VALUE RECEIVED, MORROW SNOWBOARDS, INC., an Oregon corporation ("Maker"), hereby promises to pay to the order of DENNIS R. PEKKOLA and CAROL L. PEKKOLA ("Holders") at 1001 SW Disk Drive, Suite 103B, Bend, OR 97702, or at such other location as the Holders may hereafter designate in writing, the sum of Six Hundred Seventy Five Thousand and 00/100's Dollars ($675,000.00), together with interest thereon, payable in the manner and on the terms set forth in this Promissory Note ("Note"):

         1. INTEREST RATE. This Note shall bear interest at the rate of twelve percent (12%) per annum from the date of this Note until this Note is fully paid. Interest shall be compounded monthly on the _____ day of each month hereafter.

         2. PAYMENT. This Note shall be paid in monthly installments of not less than Six Thousand, Seven Hundred Fifty and 00/100's Dollars ($6,750.00) each. The monthly installments shall be due on or before September 25, 1999, and continuing on the 25 day of each month thereafter until June 25, 2000.
The entire principal balance of this Note, together with accrued interest, shall be due and payable in full on June 28, 2000.

         3. PREPAYMENT. Maker may prepay all or any portion of the unpaid balance of this Note without penalty.

         4. LATE FEES. In the event any payment, or any portion of any payment, including payment of the entire balance when due, is made more than fifteen (15) days after it is due, there shall be a late charge in the amount of five percent (5%) of the scheduled amount due.

         5.       DEFAULT. A default shall occur if:

                  5.1. The Maker fails to pay any payment within five (5) days of the date that such payment is due; or

                  5.2. The Maker fails to perform any terms or provisions of the Trust Deed securing payment of this Note within ten (10) days following written notice of default from the Holders.

         6. RIGHTS OF HOLDERS ON DEFAULT. Upon default, Holders shall be entitled to exercise one or more of the following remedies:

                  6.1. To declare this Note immediately due and payable in full;


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                  6.2.     To collect the amounts due on this Note with or
without resorting to judicial process;

                  6.3. To take possession of the property described in the Trust Deed securing payment of this Note in any manner permitted by law; or

                  6.4. To exercise all other rights available to Holders under any other written agreement or applicable law.

Holders' rights are cumulative and may be exercised together, separately, and in any order.

         7. ATTORNEY FEES AND COSTS. Should this Note be placed in the hands of an attorney for collection, the Maker agrees and promises to pay Holders' reasonable attorney fees and collection costs, even though no suit or action is filed hereon; however, if a suit or action is filed, Holders shall be entitled to recover their reasonable attorney fees at trial and on appeal, including reasonable attorney fees to be incurred after judgment is obtained in the collection of that judgment.

         8. GOVERNING LAW. This Note has been delivered to Holders and accepted by Holders in the State of Oregon. This Note shall be governed by and construed in accordance with the laws of the State of Oregon.

         9. GENERAL PROVISIONS. Holders may delay or forego enforcing any of Holders= rights or remedies under this Note without losing them.


                                                     MORROW SNOWBOARDS, INC.



                                                    By:  /S/ BLAIR MULLIN
                                                        ------------------------
                                                        BLAIR MULLIN, President


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